FOURTH AMENDMENT TO AMENDED AND RESTATED
PRINCIPAL UNDERWRITER’S AGREEMENT
(SEPARATE ACCOUNT B)

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED PRINCIPAL UNDERWRITER’S AGREEMENT (this “Amendment”) is entered in to by and between AMERICAN FIDELITY SECURITIES, INC. (“AFS”) and AMERICAN FIDELITY ASSURANCE COMPANY, on behalf of American Fidelity Separate Account B (“AFA”), to amend that certain Amended and Restated Principal Underwriter’s Agreement dated June 10, 2006, as amended June 10, 2009, and April 20, 2012, and June 10, 2015, between AFS and AFA (the “Agreement”).  Capitalized terms not defined herein shall have the meanings assigned to such terms in the Agreement.  In the event of any inconsistency between the Agreement and this Amendment, the language of this Amendment shall control.
1. Paragraph 8 of the Agreement is hereby amended to provide that the Agreement shall continue and remain in force and effect until the earlier to occur of (i) June 10, 2021 or (ii) written termination by either party upon no less than sixty (60) days prior written notice to the other party.

2. Schedule A of the Agreement is hereby amended to provide that the Policy Maintenance Fee shall be as agreed between the parties, not to exceed $15 per policy year.

3. As amended herein, the Agreement shall remain and continue in full force and effect.
Dated May 24, 2018.
AMERICAN FIDELITY SECURITIES, INC.

By: s/Christopher Kenney
       Christopher T. Kenney, President

AMERICAN FIDELITY ASSURANCE COMPANY

By: s/Robert D. Brearton
       Robert D. Brearton, Executive Vice President